EXHIBIT 99.1

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Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
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Mondelez International Announces Region Leadership Changes

·	Pradeep Pant to Retire at Year-End

·	Tim Cofer Takes the Reins in Asia Pacific and EEMEA

·	Hubert Weber Succeeds Cofer in Europe

     DEERFIELD, Ill. – Aug. 27, 2013 – Mondelez International announced today that Pradeep Pant, 59, Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East & Africa (EEMEA), will retire at year-end. Timothy P. Cofer, 44, who currently serves as EVP and President, Europe, will replace Pant. Hubert Weber, 51, President Coffee, Europe, and leader of the company’s Global Coffee Category Team, will succeed Cofer.

     “Pradeep has led the turnaround and dynamic growth of the company’s business in Asia Pacific since 2008,” said Chairman and CEO Irene Rosenfeld. “During his tenure, Pradeep and his team more than doubled revenue in Asia Pacific through organic growth, while also integrating two large businesses and significantly improving profitability. We sincerely thank Pradeep for his contributions to the business and wish him well in retirement.”

     Rosenfeld continued, “Fortunately, we have a strong bench, and Tim and Hubert are experienced and highly successful leaders. I’m confident they will quickly transition into their new roles and take these businesses to the next level.”

Cofer: Global Experience Driving Growth with Operating Discipline

     For more than 20 years, Cofer has successfully delivered strong business results across all of the company’s categories. Since 2011, he has led the company’s business in Europe, a complex $14 billion region that spans 33 countries. With the benefit of his operating discipline, people development skills and global experience, the European business has outperformed peers, delivering 14 consecutive quarters of growth while also significantly improving margins, despite the region’s worst recession in decades.

     Prior to his current role, Cofer served as SVP, Global Chocolate Category Team, where he leveraged the company’s innovation platforms and scale to drive growth, particularly in emerging markets. As SVP, Strategy and Integration, Cofer led the successful integration of Cadbury in 2010, and from 2003 to 2006, Cofer was the architect of the company’s European chocolate strategy. Cofer earned his MBA from the University of Minnesota and his bachelor’s degree in economics and political science from St. Olaf College.

     Cofer will begin his new role in mid-September. He will relocate from Zurich to Singapore in the near future, working with Pant to ensure a smooth transition over the next few months. He will continue to report to Rosenfeld and remain on the Mondelez Leadership Team.

Weber: Deep European Experience, Successful Track Record

     With more than 25 years with the company, Weber brings a deep knowledge of the European business from both a country and category point of view. Since 2010, he has overseen the shift of the company’s $3 billion European coffee category from a declining roast-and-ground business to a portfolio that’s now centered on value-added on-demand products, such as Tassimo and Millicano, which have delivered annual growth of more than 25 percent since 2010.

     Prior to his current role, Weber was President, Germany, Austria and Switzerland (2008-2010), which he transformed from a slow-growth, low-margin operation to one with superior growth and profitability. As President, Iberia (2007-2008), he made tough business decisions to restructure operations, including four divestitures and the integration of two acquisitions, while delivering solid growth. Weber earned his MBA and bachelor’s degree in business administration from the University of Stuttgart–Hohenheim (Germany).

     Weber will be based in Zurich and transition into his new role in mid-September. He will report to Rosenfeld and become a member of the Mondelez Leadership Team.

About Mondelez International

     Mondelez International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelez International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelez International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

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